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                                                                    EXHIBIT 4.4

[NBD LOGO]
                                                  Credit Authorization Agreement


NBD BANK (the "Bank"), 611 Woodward Avenue, Detroit, Michigan 48226-3947, has approved the credit facilities listed below (collectively, the "Credit Facilities," and, individually, as designated below) to: PERCEPTRON, INC. (the "Borrower"), 47827 Halyard Drive, Plymouth, Michigan 48170, subject to the terms and conditions set forth in this agreement.

     1.0 CREDIT FACILITIES.  (Check and complete applicable sections)

     1.1 UNCOMMITTED CREDIT AUTHORIZATIONS. The Bank has approved the uncommitted credit authorizations listed below collectively, the "Credit Authorizations," and, individually, as designated below) subject to the terms and conditions of this agreement and the Bank's continuing satisfaction with the Borrower's financial status. Disbursements under the Credit Authorizations are solely at the Bank's discretion. Any disbursement on one or more occasions shall not commit the Bank to make any subsequent disbursement.

     /X/ A. FACILITY A. The Bank has approved an uncommitted Credit Authorization to the Borrower in the principal sum not to exceed $3,500,000.00 in the aggregate at any one time outstanding ("Facility A"). Credit under Facility A shall be in the form of disbursements evidenced by credits to the Borrower's account and shall be repayable as set forth in a Master Demand Note executed concurrently (referred to in this agreement both singularly and together with any other promissory notes referenced in this Section I as the "Notes"). The proceeds of Facility A shall be used for the following purpose: working capital . Facility A shall expire on May 31, 1998 unless earlier withdrawn.

     / / B. FACILITY B (INCLUDING LETTERS OF CREDIT). The Bank has approved an uncommitted Credit Authorization to the Borrower in the principal sum not to exceed $_________________ in the aggregate at any one time outstanding ("Facility B"). Facility B shall include the issuance of [commercial/standby] letters of credit not exceeding $____________ in the aggregate at any one time outstanding, expiring not later than ______________________, 199__ [which shall include time drafts expiring not later than ______________________, 199__] (the "Letters of Credit"). (Strike
            bracketed words if inapplicable.) Each Letter of Credit shall be in form acceptable to the Bank and shall bear a fee of ____% per year of the face amount of each standby Letter of Credit plus an issuance fee of $_____________ upon issuance of each Letter of Credit. (If no fee is listed, the Letters of Credit shall bear a fee to be agreed upon by the Bank and the Borrower). Credit under Facility B shall be in the form of disbursements evidenced by credits to the Borrower's account and shall be repayable as set forth in a Master Demand Note executed concurrently (referred to in this agreement both singularly and together with any other promissory notes referenced in this Section I as the "Notes") or by issuance of a Letter of Credit upon completion of an application acceptable to the Bank. The proceeds of Facility B

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            shall be used for the following purpose:
            ____________________________________________________________________
            ____________________________________________.  Facility B shall expire on __________, 199__ unless earlier withdrawn.

     /X/ C. FACILITY C (PURCHASE MONEY TERM LOANS). The Bank has approved an uncommitted credit authorization to the Borrower in the principal sum not to exceed $500,000.00 in the aggregate at any one time outstanding ("Facility C"). Facility C shall be in the form of loans evidenced by the Borrower's notes on the Bank's form (referred to in this agreement both singularly and together with any other promissory notes referenced in this Section I as the "Notes"), the proceeds of which shall be used to purchase equipment and vehicles. Interest on each loan shall accrue at a rate to be agreed upon by the Bank and the Borrower at the time the loan is made. The maturity of each note shall not exceed 36 months from the note date. Notwithstanding the aggregate amount of Facility C stated above, the original principal amount of each loan shall not exceed the lesser of 80% of the cost of the equipment purchased with loan proceeds or $ 500,000.00. Facility C shall expire on May 31, 1998 unless earlier withdrawn.

/ / 1.2 TERM LOANS. The Bank agrees to extend credit to the Borrower in the form of term loan(s) (whether one or more, the "Term Loans") in the principal sum(s) of ________________________________ respectively, bearing interest and payable as set forth in the Term Note(s) executed concurrently (referred to in this agreement both singularly and together with any other promissory notes referenced in this Section I as the "Notes"). The proceeds of the Term Loans shall be used for the following purpose:_______________________________________
________________________________________________________________.

     2.0 CONDITIONS PRECEDENT.

     2.1 CONDITIONS PRECEDENT TO INITIAL EXTENSION OF CREDIT. Before the first extension of credit under this agreement, whether by disbursement of a loan, issuance of a letter of credit, or otherwise, the Borrower shall deliver to the Bank, in form and substance satisfactory to the Bank:

         A. LOAN DOCUMENTS. The Notes; the letter of credit applications required by Section 1.2; the security agreements, Financing statements, mortgages and other documents required by Section 5. 1; the guaranties required by Section 6.0; the subordination agreements required by Section 7.0; and any other loan documents which the Bank may reasonably require to give effect to the transactions contemplated by this agreement:

         B. EVIDENCE OF DUE ORGANIZATION AND GOOD STANDING. Evidence satisfactory to the Bank of the due organization and good standing of the Borrower and every other business entity that is a party to this agreement or any other loan document required by this agreement; and

         C. EVIDENCE OF AUTHORITY TO ENTER INTO LOAN DOCUMENTS. Evidence satisfactory to the Bank that (i) each party to this agreement or any other loan document required by this agreement is authorized to enter into the transactions contemplated by this agreement and the other loan documents, and
(ii) the person signing on behalf of each such party is authorized to do so.


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 2.2 CONDITIONS PRECEDENT TO EACH EXTENSION OF CREDIT.  Before any
extension of credit under this agreement, whether by disbursement of a loan, issuance of a letter of credit, or otherwise, the following conditions shall have been satisfied:

     A. REPRESENTATIONS. The representations contained in Section 10 shall be true on and as of the date of the extension of credit;

     B. NO EVENT OF ACCELERATION. No event of acceleration shall have occurred and be continuing or would result from the extension of credit.

     C. CONTINUED SATISFACTION. The Bank shall have remained satisfied with the Borrower's managerial and financial status;

     D. ADDITIONAL APPROVALS, OPINIONS, AND DOCUMENTS. The Bank shall have received such other approvals, opinions and documents as it may reasonably request; and

     E. OTHER CONDITIONS.  ____________________________________________
______________________________________________________________________________.

     3.0 BORROWING BASE/ANNUAL PAY DOWN.

     3.1 BORROWING BASE. (complete if applicable) Notwithstanding any other provision of this agreement, the aggregate principal amount outstanding at any one time under (check applicable clauses)

     / / Facility A

     / / Facility B

shall not exceed the lesser of the Borrowing Base or $_______________________. Borrowing Base means: (check and complete applicable clauses)

     / / A. ______% of the Borrower's trade accounts receivable in which the Bank has a perfected first priority, security interest, excluding accounts more than 90 days past due from the date of invoice, accounts subject to offset or defense, government, bonded. affiliate and foreign accounts, accounts from trade debtors of which more than ____ % of the aggregate amount owing from the trade debtor to the Borrower is more than ____ days past due, and accounts otherwise unacceptable to the Bank, plus

     / / B. Inventory of the Borrower in which the Bank has a perfected, first priority, security interest, valued at the lower of cost or market, but not exceeding $________ in aggregate, as follows:
                     / /(1) ________% of aggregate inventory, or / /(1) ________% of raw material inventory; and / /(2) ________% of work-in-process inventory; and / /(3) ________% of finished goods inventory, plus

     / / C. _____% of the ________ value of the Borrower's machinery and equipment in which the Bank has a perfected, first priority, security interest, but not exceeding $________, plus

     / / D. Additional Borrowing Base provisions are contained in the attached addendum.


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                 3.2 ANNUAL PAY DOWN. (complete if applicable) Notwithstanding any other provision of this agreement, there shall be no debt outstanding under ______________________ for a period of__________
            __________________________________________________________________
                              (Facility A, Facility B, etc.)
            consecutive months during each fiscal year of the Borrower.


                 4.0 FEES AND EXPENSES. (complete if applicable)

                 4.1 FEES.  Upon execution of this agreement. the Borrower
            shall pay the Bank the following fees, all of which the Borrower acknowledges have been earned by the Bank:

                 4.2 OUT-OF POCKET EXPENSES.  In addition to any fee set forth in Section 4.1 above, the Borrower shall reimburse the Bank for its out-of-pocket expenses and reasonable attorney's fees (including the fees of in-house counsel) allocated to the Credit Facilities.

                 5.0 SECURITY.

                 5.1 Payment of all amounts owing under the Credit Facilities shall be secured by the Borrower's grant of a continuing first security interest and/or real estate mortgage. as the case may be, covering its interest in the following property and all its additions, substitutions, increments, proceeds and products, present and future, whether now owned or later acquired, (the "Collateral"): (check and complete applicable clauses)

                 / / A. ACCOUNTS RECEIVABLE.  All of the Borrower's accounts, chattel paper, general intangibles, instruments, and documents (as those terms are defined in the Uniform Commercial Code), rights to refunds of taxes paid at any time to any governmental entity, and any letters of credit and drafts under them given in support of the foregoing, wherever located. The Borrower shall deliver to the Bank executed security agreements and financing statements in form and substance satisfactory to the Bank.

                 / / B. INVENTORY.  All of the Borrowers inventory, wherever located. The Borrower shall deliver to the bank executed security agreements and financing statements in form and substance satisfactory to the Bank.

                 / / C. EQUIPMENT.  All of the Borrower's equipment, wherever located. The Borrower shall deliver to the Bank executed security agreements and financing statements in form and substance satisfactory to the Bank.

                 / / D. REAL ESTATE.  The real property, including improvements, located at ______________________________________________________.
            The Borrower shall deliver to the Bank an executed mortgage ALTA mortgage title insurance policy without exceptions with mortgage survey certified to the Bank and the title company, and, where applicable, an assignment of rents, subordinations of leases and assignments of land contracts, all in form and substance satisfactory to the Bank.

                 / / E. ______________________________________________________.

                 5.2 No forbearance or extension of time granted any subsequent owner of the Collateral shall release the Borrower from liability.

                 5.3 ADDITIONAL COLLATERAL/SETOFF.  To further secure payment of all amounts owing under the Credit Facilities and all of the Borrower's other liabilities to the Bank, the Borrower grants to the


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            Bank a continuing security interest in: (i) all securities and other property of the Borrower in the custody, possession or control of the Bank (other than property held by the Bank solely in a fiduciary capacity), and (ii) all balances of deposit accounts of the Borrower with the Bank. The Bank shall have the right at any time to apply its own debt or liability to the Borrower, or to any other party liable for payment of the Credit Facilities, in whole or partial payment of the Credit Facilities or other present or future liabilities, without any requirement of mutual maturity.

                 5.4 CROSS LIEN.  Any of the Borrower's other property in which the Bank has a security interest to secure payment of any other debt, whether absolute. contingent, direct or indirect, including the Borrower's guaranties of the debts of others, shall also secure payment of and be part of the Collateral for the Credit Facilities.

                 6.0 GUARANTIES.  (complete if applicable)
                 Payment of the Borrower's liabilities under the Credit
            Facilities shall be guaranteed by ________________________________
            ______________________________, by execution of the Bank's form of guaranty agreement. The liability of the guarantors, if more than one, shall be joint and several.

                 7.0 SUBORDINATION. (complete if applicable)
                 The Credit Facilities shall be supported by the subordination of debt owing from the Borrower to ______________________________, including without limitation debt currently owing in the amount of $__________________ in manner and by agreement satisfactory to the Bank.

                 8.0 AFFIRMATIVE COVENANTS.  So long as any debt remains
            outstanding under the Credit Facilities, the Borrower, and each of its subsidiaries, if any, shall:

                 8.1 INSURANCE.  Maintain insurance with financially sound and reputable insurers covering its properties and business against those casualties and contingencies and in the types and amounts as shall be in accordance with sound business and industry practices.

                 8.2 EXISTENCE.  Maintain its existence and business operations as presently in effect in accordance with all applicable laws and regulations, pay its debts and obligations when due under normal terms, and pay on or before their due date all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books and, at the Bank's request, adequate funds or security has been pledged to insure payment.

                 8.3 FINANCIAL RECORDS.  Maintain proper books and records of account. in accordance with generally accepted accounting principles where applicable, and consistent with financial statements previously submitted to the Bank.

                 8.4 NOTICE.  Give prompt notice to the Bank of the occurrence of (i) any event of acceleration. and (ii) any other development. financial or otherwise. which would affect the Borrower's business, properties or affairs in a materially adverse manner.

                 8.5 COLLATERAL AUDITS.  (complete if applicable) Permit the
            Bank or its agents to perform ______________________ (monthly, annual, etc.) audits of the Collateral. The Borrower shall compensate the Bank for those audits in accordance with the Bank's schedule of fees as may be amended from time to time. Whether or not this section has been completed. the Bank shall retain

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            the right to inspect the Collateral and business records
            related to it at such times and at such intervals as the Bank may reasonably require.

                 8.6 MANAGEMENT.  (complete if applicable) Maintain ___________
            ___________ as ____________________________________________.

                 8.7 FINANCIAL REPORTS.  Furnish to the Bank whatever
            information, books and records the Bank may reasonably request, including at a minimum: (Check and complete applicable clauses.
            If the Borrower has subsidiaries, all Financial statements required will be provided on a consolidated and on a separate basis.)

                 /X/ A. Within 60 days after each quarterly period, a balance sheet as of the end of that period and statements of income, retained earnings, and cash flows from the beginning of that fiscal year to the end of that period, certified as correct by one of its authorized agents.

                 /X/ B.  Within 90 days after and as of the end of each of its fiscal years, a detailed audit including a balance sheet and statements of income, retained earnings, and cash flows certified by an independent certified public accountant of recognized standing.

                 / / C.  Within ______ days after and as of the end of each calendar month, the following lists, each certified as correct by one of its authorized agents: (check applicable clauses)

                     / / (1) a list of accounts receivable, aged from date of
                             invoice;
                     / / (2) a list of accounts payable, aged from date of
                             receipt;
                     / / (3) a list of inventory, valued at the lower of
                             cost or market.

                 / / D.  Within _______ days after and as of the end of each calendar year, the signed personal financial statement of _______________________________________.
                     (Borrower/Guarantor/other)

                 / / E.  Within 5 days after filing, a signed copy of the annual tax return, with exhibits, of
                     ________________________________________________________.
                     (Borrower/Guarantor/other)

                 / / F. An Environmental Certificate on the Bank's form on and as of the date of this agreement, and thereafter as required by the Environmental Certificate.

                 / / G.   ____________________________________________________
                     _________________________________________________________
                     _________________________________________________________.

             9.0 NEGATIVE COVENANTS.

             9.1 DEFINITIONS. As used in this agreement. the following terms have the following respective meanings:

                 A. "Subordinated Debt" means debt subordinated to the Bank in manner and by agreement satisfactory to the Bank.

                 B. "Tangible Net Worth" means total assets less intangible assets and total liabilities. Intangible assets include goodwill, patents, copyrights, mailing lists, catalogs, trademarks, bond discount and underwriting expenses, organization expenses, and all other intangibles.



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9.2 Unless otherwise noted, the financial requirements set forth in this section shall be computed in accordance with generally accepted accounting principles applied on a basis consistent with financial statements previously submitted by the Borrower to the Bank.

9.3 Without the written consent of the Bank, so long as any debt remains outstanding under the Credit Facilities, the Borrower shall not: (where appropriate, covenants shall apply on a consolidated basis - clauses H-0 apply only if completed.)(1)

     A. DIVIDENDS. Acquire or retire any of its shares of capital stock, or declare or pay or make any other distributions upon any of its shares of capital stock, except dividends payable in its capital stock, and dividends payable to "Subchapter S" corporation shareholders, in amounts sufficient to pay the shareholder(s) income tax obligations related to the Borrower's taxable income.

     B. SALE OF SHARES. Issue, sell or otherwise dispose of any shares of its capital stock or other securities, or rights, warrants or options to purchase or acquire any such shares or securities.

     C. DEBT. Incur, or permit to remain outstanding, debt for borrowed money or installment obligations, except debt reflected in the latest financial statement of the Borrower furnished to the Bank prior to execution of this agreement and not to be paid with proceeds of borrowings under the Credit Facilities. For purposes of this covenant, the sale of any accounts receivable shall be deemed the incurring of debt for borrowed money.

     D. GUARANTIES. Guarantee or otherwise become or remain secondarily liable on the undertaking of another, except for endorsement of drafts for deposit and collection in the ordinary course of business.

     E. LIENS. Create or permit to exist any lien on any of its property, real or personal, except: existing liens known to the Bank, liens to the Bank; liens incurred in the ordinary course of business securing current nondelinquent liabilities for taxes, worker's compensation, unemployment insurance, social security and pension liabilities; and liens for taxes being contested in good faith.

     F. ADVANCES AND INVESTMENTS. Purchase or acquire any securities of, or make any loans or advances to. or investments in, any person. firm or corporation. except obligations of the United States Government, open market commercial paper rated one of the top two ratings by a rating agency of recognized standing, or certificates of deposit in insured financial institutions.

     G. USE OF PROCEEDS. Use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for the purpose of "purchasing or carrying any margin stock" within the meaning of Federal Reserve Board Regulation U. At the Banks request, the Borrower shall furnish to the Bank a completed Federal Reserve Board Form U-1.

     H. WORKING CAPITAL. Permit the difference between its current assets [less all sums owing from stockholders, members or partners, as the case may be, and from officers, managers and directors) and current liabilities [plus all sums (other than Subordinated Debt) owing to stockholders, members or partners, as the case may be, and to officers, managers and directors] to be less than $________________________ (Strike bracketed words if not applicable.)

     I. TANGIBLE NET WORTH [PLUS SUBORDINATED DEBT]. Permit its Tangible Net Worth [plus Subordinated Debt] to be less than $__________________. (Strike bracketed words if not applicable).

     J. CURRENT RATIO. Permit the ratio of its current assets to its current liabilities to be less

_________________________

(1)/ 9.3 shall be deleted in its entirety with the exception of 9.3E and 9.3G, which will remain in full force and effect.


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than ___________________ to 1.00.

     K. LEVERAGE RATIO. Permit the ratio of its total liabilities to its Tangible Net Worth [plus Subordinated Debt] to exceed ______________ to 1.00. (Strike bracketed words if not applicable).

     L. FIXED ASSETS. Expend for, contract for, lease, rent, or otherwise acquire Fixed assets, if the expense to the Borrower, and all subsidiaries, if any, shall exceed $_____________ in the aggregate in any one fiscal year.

     M. LEASES. Contract for or assume in any manner, lease obligations if the aggregate of all payments shall exceed $_________________ in any fiscal year.

     N. COMPENSATION. Pay, or award compensation of any kind, in any one fiscal year, to ____________________ exceeding $_________________.

     O. __________________________________________________________________.


     10.0 REPRESENTATIONS BY BORROWER. Each Borrower represents that: (a) the execution and delivery of this agreement and the Notes and the performance of the obligations they impose do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any governmental authority or any third party; (b) this agreement and the Notes are valid and binding agreements, enforceable according to their terms; and (c) all balance sheets, income statements, and other financial statements furnished to the Bank are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates. Each Borrower, if other than a natural person, further represents that: (a) it is duly organized, existing and in good standing under the laws of the jurisdiction under which it was organized; and
(b) the execution and delivery of this agreement and the Notes and the performance of the obligations they impose (i) are within its powers; (ii) and have been duly authorized by all necessary action of its governing body, and
(iii) do not contravene the terms of its articles of incorporation or organization, its by laws, or any partnership, operating or other agreements governing its affairs.

     11.0 ACCELERATION.

     11.1 EVENTS OF ACCELERATION. If any of the following events occur, the Credit Facilities shall terminate and all borrowings under them shall become due immediately, without notice. at the Bank's option. whether or not the Bank has made demand.

          A. The Borrower or any guarantor of any of the Credit Facilities ("Guarantor") fails to pay when due any amount payable under the Credit Facilities or under any agreement or instrument evidencing debt for borrowed money.

          B. The Borrower or any Guarantor (a) fails to observe or perform any other term of this agreement or the Notes; (b) makes any materially incorrect or misleading representation, warranty or certificate to the Bank; (c) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (d) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than borrowings under the Credit Facilities) such that the creditor declares the debt due before its maturity.

          C. There is a default under the terms of any loan agreement, mortgage, security agreement or any other document executed as part of the Credit Facilities, or any guaranty of the


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liabilities under the Credit Facilities becomes unenforceable in whole or in part, or any Guarantor fails to promptly perform under its guaranty.

     D. A "reportable event" (as defined in the Employee Retirement Income Security Act of 1974 as amended) occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of the Borrower or any affiliate of the Borrower.

     E. The Borrower or any Guarantor becomes insolvent or unable to pay its debts as they become due.

     F. The Borrower or any Guarantor (a) makes an assignment for the benefit of creditors; (b) consents to the appointment of a custodian, receiver or trustee for it or for a substantial part of its assets; or (c) commences any proceeding under any bankruptcy, reorganization, liquidation or similar laws of any jurisdiction.

     G. A custodian, receiver or trustee is appointed for the Borrower or any Guarantor or for a substantial part of its assets without its consent and is not removed within 60 days after the appointment.

     H. Proceedings are commenced against the Borrower or any Guarantor under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and those proceedings remain undismissed for 60 days after commencement; or the Borrower or Guarantor consents to the commencement of the proceedings.

     I. Any judgment is entered against the Borrower or any Guarantor, or any attachment, levy or garnishment is issued against any property of the Borrower or any Guarantor, which is not satisfactorily discharged within 60 days after such judgement is entered.

     J. The Borrower or any Guarantor dies.

     K. The Borrower or any Guarantor, without the Bank's written consent: (a) is dissolved, (b) merges or consolidates with any third party, (c) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of business, (d) leases, purchases, or otherwise acquires a material part of the assets of any other corporation or business entity, except in the ordinary course of business, or (e) agrees to do any of the foregoing (notwithstanding the foregoing, any subsidiary may merge or consolidate with any other subsidiary, or with the Borrower, so long as the Borrower is the survivor).

     L. The loan-to-value ratio of any pledged securities at any time exceeds ____%, and such excess continues for five (5) days after notice from the Bank to the Borrower.

     M. There is a substantial change in the existing or prospective Financial condition of the Borrower or any Guarantor which the Bank in good faith determines to be materially adverse.

     N. The Bank in good faith shall deem itself insecure.

  11.2 REMEDIES. If the amounts owing under the Credit Facilities are not paid at maturity, whether by demand, acceleration, or otherwise, the Bank shall have all of the rights and remedies provided by any law or agreement. Any requirement of reasonable notice shall be met if the Bank sends the notice to the Borrower at least seven (7) days prior to the date of sale, disposition or other event giving rise to the required notice. The Bank is authorized to cause all or any part of the Collateral to be transferred to or registered in its name or in the name of any other person, firm or corporation, with or without designation of the capacity of such nominee. The Borrower shall be liable for any deficiency remaining after disposition of any Collateral. The Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred in the making or collection of the Credit Facilities, including, without limitation, reasonable attorneys' fees and court costs (whether




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attributable to the Bank's in-house or outside counsel.) These costs and expenses shall include, without limitation, any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

     12.0 MISCELLANEOUS.

     12.1 Notice from one party to another relating to this agreement shall be deemed effective if made in writing (including telecommunications) and delivered to the recipient's address, telex number or fax number set forth under its name below by any of the following means: (a) hand delivery, (b) registered or certified mail, postage prepaid, with return receipt requested,
(c) first class or express mail, postage prepaid, (d) Federal Express, or like overnight courier service, or (e) fax, telex or other wire transmission with request for assurance of receipt in a manner typical with respect to communication of that type. Notice made in accordance with this section shall be deemed delivered upon receipt if delivered by hand or wire transmission, three (3) business days after mailing if mailed by first class, registered or certified mail, or one business day after mailing or deposit with an overnight courier service if delivered by express mail or overnight courier.

     12.2 No delay on the part of the Bank in the exercise of any right or remedy shall operate as a waiver. No single or partial exercise by the Bank of any right or remedy shall preclude any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default shall be effective unless in writing and signed by the Bank, nor shall a waiver on one occasion be construed as a bar to or waiver of that right on any future occasion.

     12.3 This agreement, the Notes, and any related loan documents embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this agreement or the Notes shall be invalid. illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and such validity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this agreement or the Notes in any other jurisdiction.

     12.4 The Borrower, if more than one, shall be jointly and severally liable.

     12.5 This agreement is delivered in the State of Michigan and governed by Michigan law. This agreement is binding on the Borrower and its successors, and shall inure to the benefit of the Bank, its successors and assigns.

     12.6 Section headings are for convenience of reference only and shall not affect the interpretation of this agreement.

     13.0 WAIVER OF JURY TRIAL. The Bank and the Borrower. after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this agreement or any related instrument or agreement, or any of the transactions contemplated by this agreement, or any course of conduct, dealing, statements (whether oral or written), or actions of either of them. Neither the Bank nor the Borrower shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either the Bank or the Borrower except by a written instrument executed by both of them.

Executed by the parties on: June 25, 1997


"BANK":                               "BORROWER":

NBD                                   PERCEPTRON, INC.


By: /s/ ANDREW W. OTTAWAY             By: /s/ JOHN G. ZIMMERMAN
    ------------------------------        -------------------------------------
    Andrew W. Ottaway, Assistant          John G. Zimmerman, Vice President
    Vice President

ADDRESS FOR NOTICES:                  ADDRESS FOR NOTICES:

  38601 Twelve Mile Road                 47827 Halyard Drive
  Farmington Hills, Michigan  48331      Plymouth, Michigan  48170


Fax/Telex No.  248-488-0634           Fax/Telex No.
                                                    ---------------------------

                                                MASTER DEMAND BUSINESS LOAN NOTE


Due on Demand                                                     $3,500,000.00

No.                                                     Date  June 25, 1997
   -------------


PROMISE TO PAY: For value received, the undersigned (the "Borrower") promises to pay ON DEMAND to NBD BANK (the "Bank"), or order, at any office of the Bank in the State of Michigan, the sum of THREE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($3,500,000.00), or such lesser sum as is indicated on Bank records, plus interest computed on the basis of the actual number of days elapsed in a year of 360 days at the rate of:

   _________________% per annum until demand or maturity, whether by acceleration or otherwise (the "Note Rate") and at the rate of 3% per annum above the Note Rate on overdue principal from the date when due until paid; or

   See attached   0 % per annum above the rate announced from time to
    addendum for    time by the Bank as its "prime" rate (the "Note
   additional terms Rate"), which rate may not be the lowest rate charged by the
                    Bank to any of its customers, until maturity, whether by demand, acceleration or otherwise, and at the rate of 3% per annum above the Note Rate on overdue principal from the date when due until paid. Each change in the "prime" rate will immediately change the Note Rate.

In no event shall the interest rate exceed the maximum rate allowed by law; any interest payment which would for any reason be deemed unlawful under applicable law shall be applied to principal.

Interest will be computed on the unpaid principal balance from the date of each borrowing.

The Borrower will pay this sum on demand. Until demand, the Borrower will pay consecutive monthly installments of interest only commencing June 30, 1997.

MASTER DEMAND NOTE: The Bank has authorized an uncommitted credit facility to the Borrower in a principal amount not to exceed the face amount of this note. The credit facility is in the form of loans made from time to time by the Bank to the Borrower at the Bank's sole discretion. This note evidences the Borrower's obligation to repay those loans. The aggregate principal amount of debt evidenced by this note shall be the amount reflected from time to time in the records of the Bank but shall not exceed the face amount of this note. The Borrower acknowledges and agrees that no provision of this note and no course of dealing by the Bank shall commit the Bank to make loans to the Borrower and that notwithstanding any provision of this note or any other instrument or document, all loans evidenced by this note are due and payable on demand, which may be made by the Bank at any time, whether or not any event of acceleration then exists.

CREDIT AGREEMENT: This note evidences a debt under the terms of a Credit Authorization Agreement between the Bank and the Borrower dated concurrently and any amendments.

SECURITY: To secure the payment of this note and any other present or future liability of the Borrower, whether several, joint, or joint and several, the Borrower pledges and grants to the Bank a continuing security interest in the following described property and all of its additions, substitutions, increments, proceeds and products, whether now owned or later acquired ("Collateral"):

1. All securities and other property of the Borrower in the custody, possession or control of the Bank (other than property held by the Bank solely in a fiduciary capacity);

2. All property or securities declared or acknowledged to constitute security for any past, present or future liability of the Borrower to the Bank;

3.   All balances of deposit accounts of the Borrower with the Bank;

4.   The following additional property:________________________________________
     __________________________________________________________________________
     _________________________________________________________________________.

BANK'S RIGHT TO SETOFF: The Bank shall have the right at any time to apply its own debt or liability to the Borrower or to any other party liable on this note in whole or partial payment of this note or other present or future liabilities, without any requirement of mutual maturity.

REPRESENTATIONS BY BORROWER: Each Borrower represents that: (a) the execution and delivery of this note and the performance of the obligations it imposes do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any governmental authority or any third party; (b) this note is a valid and binding agreement, enforceable according to its terms; and (c) all balance sheets, income statements, and other financial statements furnished to the Bank are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates. Each Borrower, if other than a natural person, further represents that: (a) it is duly organized, existing and in good standing under the laws where it is organized; and (b) the execution and delivery of this note and the performance of the obligations it imposes (i) are within its powers; (ii) have been duly authorized by all necessary action of its governing body; and (iii) do not contravene the terms of its articles of incorporation or organization, its bylaws, or any agreement governing its affairs.

WAIVER OF JURY TRIAL: The Bank and the Borrower, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this note or any related instrument or agreement or any of the transactions contemplated by this note or any course of conduct, dealing, statements (whether oral or written), or actions of either of them. Neither the Bank nor the Borrower shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either the Bank or the Borrower except by a written instrument executed by both of them.

SEE REVERSE SIDE FOR ADDITIONAL TERMS AND CONDITIONS INCLUDING EVENTS OF DEFAULT

                                                            BORROWER:


Address:  47827 Halyard Drive               Perceptron, Inc.
          Plymouth, MI 48170

                                            By:      /s/ JOHN G. ZIMMERMAN
                                               -------------------------------
                                               John G.  Zimmerman,
                                               Vice President





                        ADDITIONAL TERMS AND CONDITIONS

EVENTS OF DEFAULT/ACCELERATION: If any of the following events occurs, this note shall be due immediately without notice at the Bank's option whether or not the Bank has made demand.

1. The Borrower or any guarantor of this note ("Guarantor") fails to pay when due any amount payable under this note or under any agreement or instrument evidencing debt to any creditor;
2. The Borrower or any Guarantor (a) fails to observe or perform any other term of this note; (b) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (c) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (d) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than the debt evidenced by this note) such that the creditor declares the debt due before its maturity;
3. There is a default under the terms of any loan agreement, mortgage, security agreement, or any other document executed as part of the loan evidenced by this note, or any guaranty of the loan evidenced by this note becomes unenforceable in whole or in part, or any Guarantor fails to promptly perform under its guaranty;
4. A "reportable event" (as defined in the Employee Retirement Income Security Act of 1974 as amended) occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of the Borrower or any affiliate of the Borrower;
5. The Borrower or any Guarantor becomes insolvent or unable to pay its debts as they become due;

6. The Borrower or any Guarantor (a) makes an assignment for the benefit of creditors; (b) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its assets; or (c) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws of any jurisdiction;
7. A custodian, receiver, or trustee is appointed for the Borrower or any Guarantor or for a substantial part of its assets without its consent and is not removed within 60 days after such appointment;
8. Proceedings are commenced against the Borrower or any Guarantor under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and such proceedings remain undismissed for 60 days after commencement; or the Borrower or Guarantor consents to the commencement of such proceedings;
9. Any judgment is entered against the Borrower or any Guarantor, or any attachment, levy, or garnishment is issued against any property of the Borrower or any Guarantor;
10.  The Borrower or any Guarantor dies;
11. The Borrower or any Guarantor, without the Bank's written consent, (a) is dissolved, (b) merges or consolidates with any third party, (c) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of business, (d) leases, purchases or otherwise acquires a material part of the assets of any other corporation or business entity except in the ordinary course of business, or (e) agrees to do any of the foregoing (notwithstanding the foregoing, any subsidiary may merge or consolidate with any other subsidiary, or with the Borrower so long as the Borrower is the survivor);
12. The loan-to-value ratio of any pledged securities at any time exceeds ____%, and such excess continues for five (5) days after notice from the Bank to the Borrower;
13. There is a substantial change in the existing or prospective financial condition of the Borrower or any Guarantor which the Bank in good faith determines to be materially adverse;
14.  The Bank in good faith deems itself insecure.

REMEDIES: If this note is not paid at maturity, whether by demand, acceleration or otherwise, the Bank shall have all of the rights and remedies provided by any law or agreement. Any requirement of reasonable notice shall be met if the Bank sends the notice to the Borrower at least seven (7) days prior to the date of sale, disposition or other event giving rise to the required notice. The Bank is authorized to cause all or any part of the Collateral to be transferred to or registered in its name or in the name of any other person, firm or corporation, with or without designation of the capacity of such nominee. The Borrower shall be liable for any deficiency remaining after disposition of any Collateral. The Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred in the making or collection of this note, including, without limitation, reasonable attorneys' fees and court costs. These costs and expenses shall include, without limitation, any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

WAIVER:   Each endorser and any other party liable on this note severally waives demand, presentment, notice of dishonor and protest, and consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or part of the Collateral, to the addition of any party, and to the release or discharge of, or suspension of any rights and remedies against, any person who may be liable for the payment of this note. No delay on the part of the Bank in the exercise of any right or remedy shall operate as a waiver. No single or partial exercise by the Bank of any right or remedy shall preclude any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default shall be effective unless in writing and signed by the Bank, nor shall a waiver on one occasion be construed as a bar to or waiver of that right on any future occasion.

MISCELLANEOUS: The Borrower, if more than one, shall be jointly and severally liable, and the term "Borrower" shall mean any one or more of them. This note shall be binding on the Borrower and its successors, and shall benefit the Bank, its successors and assigns. Any reference to the Bank shall include any holder of this note. This note is delivered in the State of Michigan and governed by Michigan law. Section headings are for convenience of reference only and shall not affect the interpretation of this note.

                  ADDENDUM TO MASTER DEMAND BUSINESS LOAN NOTE

This Addendum is a part of Perceptron, Inc. ("Borrower") Master Demand Business Loan Note in favor of NBD Bank ("Bank") in the principal amount of $3,500,000.00, dated June 25, 1997.

     1.0 DEFINITIONS. Certain capitalized terms used in this addendum are defined in the attached glossary entitled "EURODOLLAR RATE DEFINITIONS."

     2.0  UNCOMMITTED CREDIT AUTHORIZATION.

     2.1 INTEREST RATES. This note evidences Loans under the uncommitted credit authorization (the "Credit Facility") described in the Credit Authorization Agreement of even date between the Bank and the Borrower (the "Credit Agreement"). Each Loan under the Credit Facility may be outstanding as either a Prime Loan or a Eurodollar Loan as provided below.

     2.2 NOTICE AND MANNER OF BORROWING. The Borrower shall give the Bank written notice (effective upon receipt) of any Loan under the Credit Facility no later than I 1:00 A.M. Detroit time, one (1) Business Day before each Prime Loan and three (3) Business Days before each Eurodollar Loan specifying: (A) the date of the Loan, (B) the amount of the Loan, (C) the type of the Loan (Prime Loan or Eurodollar Loan), and (D) in the case of a Eurodollar Loan, the duration of the applicable Interest Period. Each Eurodollar Loan shall be in a minimum amount of $1,000,000.00. By the Bank's close of business on the date of the Loan and upon fulfillment of the conditions set forth in Section 2.0 of the Credit Agreement, the Bank shall make the Loan available to the Borrower in immediately available funds by crediting the amount of the Loan to the Borrower's account with the Bank.

     2.3 CONVERSION AND RENEWALS. The Borrower may elect from time to time to convert one type of Loan into another or to renew any Loan by giving the Bank notice no later than 1 1:00 A.M. Detroit time one (1) Business Day before conversion into a Prime Loan and three (3) Business Days before conversion into or renewal of a Eurodollar Loan, specifying: (A) the renewal or conversion date, (B) the amount of the Loan to be converted or renewed, (C) in the case of conversion, the type of Loan to be converted into (Prime Loan or Eurodollar
Loan), and (D) in the case of renewals of or conversion into a Eurodollar Loan, the applicable Interest Period, provided that (1) the minimum principal amount of each Eurodollar Loan outstanding after a renewal or conversion shall be $1,000,000.00 and (2) a Eurodollar Loan can only be converted on the last day of the Interest Period for the Loan. All notices given under this Section 2.3 shall be irrevocable. If the Borrower fails to give the Bank the notice specified above for the renewal or conversion of a Eurodollar Loan prior to the end of the Interest Period for that Loan, the Loan shall automatically be converted to a Prime Loan on the last day of the Interest Period for the Loan.

     2.4 INTEREST RATES. The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of each Loan at a rate per annum as follows:

         (A) For a Prime Loan at the Prime Rate, and

         (B) For a Eurodollar Loan at the Eurodollar Rate.

     2.5 INTEREST PAYMENTS.  Interest on the Loans shall be paid as follows:

     (A) For each Prime Loan, on the first day of each month beginning with the first full month following disbursement of the Loan and at the maturity of the Loan;

     (B) For each Eurodollar Loan, on the last day of the Interest Period for the Loan.

     2.6 INTEREST CALCULATION. Interest shall be calculated on the basis of the actual number of days elapsed in a year of 360 days.

     2.7 INTEREST RATE LIMITATION. In no event shall the interest rate applicable to any Loan exceed the maximum rate allowed by law. Any interest payment which would for any reason be deemed unlawful under applicable law shall be applied to principal.

     2.8 OVERDUE AMOUNTS. Any principal amount not paid when due (at maturity, by acceleration, or otherwise) shall bear interest thereafter until paid in full, payable on demand, at a per annum rate equal to:

     (A) For each Prime Loan a rate equal to the Prime Rate plus three percent (3%).

     (B) For each Eurodollar Loan, a rate equal to the Eurodollar Rate plus three percent (3%) from the time of default in payment of principal until the end of the then current Interest Period for the Loan and after that at a rate equal to the Prime Rate plus three percent (3%).

     2.9 BANK RECORDS. The Bank shall, in the ordinary course of business, make notations in its records of the date, amount, interest rate and Interest Period of each Loan, the amount of each payment on the Loans, and other information. Such records shall, in the absence of manifest error, be conclusive as to the outstanding principal balance of and interest rate or rates applicable to the Loans.

     2.10 PREPAYMENT. The Borrower may prepay all or any part of any Prime Loan at any time without premium or penalty. The Borrower may prepay any Eurodollar Loan only at the end of an Interest Period.

     2.11 FUNDING LOSS INDEMNIFICATION. Upon the Bank's request, the Borrower shall pay the Bank amounts sufficient (in the Bank's reasonable opinion) to compensate it for any loss, cost, or expense incurred as a result of:

     (A) Any payment of a Eurodollar Loan on a date other than the last day of the Interest Period for the Loan, including, without limitation, acceleration of the Loans by the Bank pursuant to this note or the Loan Documents; or

     (B) Any failure by the Borrower to borrow or renew a Eurodollar Loan on the date for borrowing or renewal specified in the relevant notice under
Section 2.2 or Section 2.3.

     2.12 NO SETOFF OR DEDUCTION. All payments of principal and interest shall be made by the Borrower without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority.

     2.13 ADDITIONAL COSTS. If any applicable domestic or foreign law, treaty, government rule or regulation now or later in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall (A) affect the basis of taxation of payments to the Bank of any amounts payable by the Borrower under this note or the Loan Documents (other than taxes imposed on the overall net income of the Bank by the jurisdiction or by any political subdivision or taxing authority of the jurisdiction in which the Bank has its principal office), or (B) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank, or (C) shall impose any other condition with respect to this note or the Loan Documents and the result of any of the foregoing is to increase the cost to the Bank of maintaining any Eurodollar Loan or to reduce the amount of any sum receivable by the Bank on such a Loan, then the Borrower shall pay to the Bank, from time to time, upon request by the Bank, additional amounts sufficient to compensate the Bank for the increased cost or reduced sum receivable. Whenever the Bank shall learn of circumstances described in this section which are likely to result in additional costs to the Borrower pursuant hereto, the Bank shall give prompt written notice to Borrower of the basis for and the estimated amount of any such anticipated additional costs. A statement as to the amount of the increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

     2.14 ILLEGALITY. If any applicable domestic or foreign law, treaty, rule or regulation now or later in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall make it unlawful or impossible for the Bank to maintain or fund the Eurodollar Loans, then, upon notice to the Borrower by the Bank, the outstanding principal amount of the Eurodollar Loans, together with accrued interest and any other amounts payable to the Bank under this note or the Loan Documents on account of the Eurodollar Loans shall be repaid (A) immediately upon demand of the Bank if such change or compliance with such requests, in the judgment of the Bank, requires immediate repayment, or (B) at the expiration of the last Interest Period to expire before the effective date of any such change or request provided, however, that subject to the terms and conditions of this note and the Loan Documents the Borrower shall be entitled to simultaneously replace the entire outstanding balance of any Eurodollar Loan repaid in accordance with this section with a Prime Loan in the same amount.

     2.15 INABILITY to DETERMINE INTEREST RATE.  If the Bank determines that
(A) quotations of interest rates for the relevant deposits referred to in the definition of Eurodollar Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the interest rate on a Eurodollar Loan as provided in this note, or (B) the relevant interest rates referred to in the definition of Eurodollar Rate do not accurately cover the cost to the Bank of making or maintaining Eurodollar Loans, then the Bank shall forthwith give notice of such circumstances to the Borrower, whereupon
(1) the obligation of the Bank to make Eurodollar Loans shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to the suspension no longer exists, and (2) the Borrower shall repay in full the then outstanding principal amount of each Eurodollar Loan, together with accrued interest, on the last day of the then current Interest Period applicable to the Loan, provided, however, that, subject to the terms and conditions of this note and the Loan Documents, the Borrower shall be entitled to simultaneously replace the entire outstanding balance of any Eurodollar Loan repaid in accordance with this section with a Prime Loan in the same amount.

     2.16 RISK-BASED CAPITAL. If any applicable domestic or foreign law, treaty, rule or regulation now or later in effect (whether or not it now applies to the Bank), or any interpretation or administration thereof by any governmental authority charged with its interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by the Bank (or any corporation controlling the Bank) and the Bank determines that the amount of such capital is increased by or based upon the existence of the Bank's obligations under this note or the Loan Documents and the increase has the effect of reducing the rate of return on the Bank's (or its controlling corporation's) capital as a consequence of the obligations under this note or the Loan Documents to a level below that which the Bank (or its controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then the Borrower shall pay to the Bank, from time to time, upon request by the Bank, additional amounts sufficient to compensate the Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which the Bank reasonably determines to be allocable to the existence of the Bank's obligations under this note and the Loan Documents. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

     2.17 OBLIGATIONS DUE ON NON-BUSINESS DAY. Whenever any payment under this note becomes due and payable on a day that is not a Business Day, if no event of default has occurred and is continuing, the maturity of the payment shall be extended to the next succeeding Business Day, except, in the case of a Eurodollar Loan, if the result of the extension would be to extend the payment into another calendar month, the payment must be made on the immediately preceding Business Day.

EURODOLLAR RATE DEFINITIONS
As used in this addendum, the following terms have the following respective meanings.

     "BUSINESS DAY" means a day other than a Saturday or Sunday, or other day that commercial banks in Detroit, Michigan are authorized or required to close under the laws of the state of Michigan and, with respect to any Eurodollar Loan, on which dealings in United States Dollar deposits are carried out in the interbank market selected by the Bank for purposes of determining the Eurodollar Rate.

     "CREDIT AGREEMENT" is defined in Section 2.1 of this addendum.

     "CREDIT FACILITY" is defined in Section 2.1 of this addendum.

     "EURODOLLAR LOAN" means any borrowing under the Credit Facility when and to the extent that its interest rate is determined by reference to the Eurodollar Rate.

     "EURODOLLAR RATE" means, with respect to any Eurodollar Loan and the related Interest Period, the per annum rate that is equal to the sum of:
     (A)  Two hundred (200) basis points, plus
     (B) the rate obtained by dividing (i) the per annum rate of interest at which deposits in United States Dollars for the Interest Period and in an aggregate amount comparable to the amount of the Loan are offered to the Bank by other prime banks in an interbank market, selected in the Bank's discretion, at approximately I 1:00 a.m. London or Nassau time, as the case may be, on the second Business Day prior to the first day of the Interest Period by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) specified on the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency) for determining the maximum reserve requirement with respect to eurocurrency funding required to be maintained by a Federal Reserve System member bank; all as conclusively determined by the Bank, such sum to be rounded up, if necessary, to the nearest whole multiple of one one-hundredth of one percent (1/100 of 1%).

     "INTEREST PERIOD" means, with respect to any Eurodollar Loan, a period of one, two, or three months agreed upon by the Borrower and the Bank, commencing on the Business Day the Loan is made. If the Interest Period would end on a day which is not a Business Day, the Interest Period shall end on the next succeeding Business Day unless such Business Day would fall in the next calendar month, in which case the Interest Period shall end on the immediately preceding Business Day.

     "LOAN" means a Eurodollar Loan or a Prime Loan and "LOANS" shall mean all Eurodollar Loans and Prime Loans.

     "LOAN DOCUMENTS" means this note, the Credit Agreement, and any other documents executed in connection with the Credit Facility.

     "PRIME LOAN" means any borrowing under the Credit Facility when and to the extent that its interest rate is determined by reference to the Prime Rate.

     "PRIME RATE" means the per annum rate of interest announced by the Bank as its "prime rate" in effect from time to time, which shall not necessarily be the lowest rate charged by the Bank to any of its customers.